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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               EPRISE CORPORATION
             -------------------------------------------------------
            (Exact name of registration as specified in its charter)


               DELAWARE                                  04-3179480
 ---------------------------------------              ------------------
(State of Incorporation of organization)              (I.R.S. Employer
                                                     Identification No.)

200 CROSSING BOULEVARD, FRAMINGHAM, MA                      01702
---------------------------------------              ------------------
(Address of principal executive offices)                 (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

     Securities to be registered pursuant to 12(b) of the Act:

      TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
      TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
      -------------------                   ------------------------------


            NONE
      ------------------                    ------------------------------


     Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED STOCK PURCHASE RIGHT
       -------------------------------------------------------------------
                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     On December 18, 2000, the Board of Directors (the "Board") of Eprise Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each share of common stock, par value $.001 (a "Common Share"), of the Company outstanding or to be issued, to stockholders of record at the close of business on December 29, 2000 (the "Record Date"). Each right entitles the registered holder, under certain circumstances as described herein, to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share ("Series A Shares"), at a price of $21.00 (the "Purchase Price"), subject to adjustment as described below. The terms of the Rights are set forth in a Stockholder Rights Agreement (the "Rights Agreement") between the Company and Fleet Bank N.A. c/o EquiServe, L.P., as Rights Agent.

     Initially, the Rights will be evidenced by the stock certificates representing Common Shares then outstanding, and no separate Rights Certificates will be distributed. Until the earlier to occur of (i) 10 business days after a public announcement that a person or group of affiliated or associated persons, has become an "Acquiring Person" (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. In general, an "Acquiring Person" is a person, the affiliates or associates of such person, or a group, which has acquired beneficial ownership of 15% or more of the outstanding Common Shares, with certain exceptions as set forth in the Rights Agreement.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

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     The Rights are not exercisable until the Distribution Date. The Rights will expire on December 18, 2010 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. If and when the Rights become exercisable, the underlying shares of stock will be registered under all applicable securities laws.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event the Company has (A) declared a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivided the outstanding Preferred Shares, (C) combined the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issued any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation). The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Price Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. This right will commence on the later of (A) the expiration of the Company's redemption rights,
(B) the date of public announcement that a person has become an Acquiring Person, or (C) the effective date of a registration statement relating to the distribution of the rights, and shall terminate 60 days later (subject to extension if exercise of the rights is enjoined).

     If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person or its affiliates or associates, or to any person if all Common Shares are not treated equally in such transaction, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise of such Right at its then-current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.


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     At any time prior to the earliest of (i) the close of business on the tenth day following the first public announcement that a person has become an Acquiring Person, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). In addition, in certain circumstances involving a merger, consolidation, asset sale or similar transfer of assets or earning power of the Company, the Board may redeem the Rights in whole, but not in part, at any time after the tenth day following the first public announcement that a person has become an Acquiring Person, but before the consummation of any such transaction. In general, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     At any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or, under circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, per Right (with value equal to such Common Shares).

     The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

     Each Common Share outstanding on December 29, 2000 will have one Right attached thereto. Until the Distribution Date, the Company will issue one Right with each Common Share that shall become outstanding so that all such Shares will have attached Rights.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Board of Directors to negotiate with an acquiror on behalf of all of the stockholders. In addition, the Rights should not interfere with a proxy contest.

     The Rights Agreement specifying the terms of the Rights (including the Certificate of Designation with respect to Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C) is incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on the date hereof. The foregoing description of the Rights does not

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purport to be complete and is qualified in its entirety by reference to the
Rights Agreement.



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Item 2. EXHIBITS

     The following exhibits are incorporated herein by reference:

 1 Rights Agreement, dated as of December 18, 2000, between the Company and Fleet Bank N.A. c/o EquiServe, L.P., which includes the Form of Rights Certificate as Exhibit B, incorporated by reference to Exhibit
          4.1 to the Current Report on Form 8-K filed by Eprise Corporation on December 19, 2000.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                        EPRISE CORPORATION


                                        By: /s/ Joseph A. Forgione
                                           ------------------------------------
                                            Joseph A. Forgione
                                            President


                                        Dated:  December 19, 2000




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                                INDEX TO EXHIBITS

                                                                    Sequentially
Exhibit                                                              Numbered
Number                       Exhibit                                   Page
-------                    ----------                               ------------

  1 Rights Agreement, dated as of December 18, 2000, between the Company and Fleet Bank N.A. c/o EquiServe, L.P., which includes the Form of Rights Certificate as Exhibit B, and which is incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Eprise Corporation on December 19, 2000.